UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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[ ]	Preliminary Proxy Statement
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[ ]	Soliciting Material Pursuant to [Section] 240.14a-12

(Name of Registrant as Specified In Its Charter)

Artisan Partners Funds, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Artisan Fund(s) Shareholder:

We need your help. Recently, we emailed you proxy materials regarding the Special Meeting of Shareholders of Artisan Funds scheduled for November 12, 2013. According to our records, we have not yet received your vote.

The Special Meeting is now only a short time away. No matter how many shares you own, your vote is very important. Every account, no matter the size, has a direct impact on the outcome of the proxy vote.

Your vote will help us to hold the meeting as scheduled and to keep the costs associated with soliciting additional shareholder votes as low as possible. Please take a moment and vote today.

SPECIAL MEETING OF SHAREHOLDERS SCHEDULED FOR NOVEMBER 12, 2013

Dear Shareholder:

Recently we emailed you in connection with a Special Meeting of Shareholders of Artisan Partners Funds, Inc. (“Artisan Funds”) concerning important proposals affecting your Fund(s). The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. In an effort to avoid incurring any further expenses, please take a moment to submit your vote.

This Special Meeting of Shareholders has been called to ask the shareholders of the Funds to elect directors and to approve an Amended and Restated Investment Advisory Agreement.

Your vote is important no matter how many shares you own. To avoid adjournments and additional solicitation costs, the Board of Directors of Artisan Funds is asking you to cast your vote “FOR” the Proposals.

In order for your vote to be represented, we must receive your instructions. You can enter your voting instructions by going to www.OkapiVote.com/Artisan and entering the control number listed below.

FUND NAME

CONTROL NUMBER:

To view a copy of the Proxy Statement, please visit: www.OkapiVote.com/ArtisanProxy2013. You will need Adobe Acrobat Reader to view the proxy statement. Download a copy of Acrobat here.

If you have questions, please call the Funds’ proxy solicitor, Okapi Partners, toll-free at (877) 279-2311.

Please take a moment and vote today! Thank you.